EXHIBIT 5
                          Jones, Walker
                       Waechter, Poitevent
                    Carrere & Denegre, L.L.P.


                          April 23, 1997


First Commerce Corporation
210 Baronne Street
New Orleans, Louisiana  70112

Gentlemen:

     We have acted as counsel for First Commerce Corporation, a Louisiana corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the offering by the Company of up to 1,100,000 shares (the "Shares") of common stock, $5.00 par value ("Common Stock"), to certain of its employees pursuant to the terms of the 1997 Stock Option Plan (the "Plan") of the Company.

     Based upon the foregoing and upon examination of such matters as we deem necessary in order to furnish this opinion, we are of the opinion that the Shares have been duly authorized and, when issued for at least par value upon the terms described in the Plan and the Registration Statement, will be validly issued and outstanding, fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                 Very truly yours,

                                 JONES, WALKER, WAECHTER, POITEVENT,
                                   CARRERE & DENEGRE, L.L.P.


                                By:  /s/ Margaret F. Murphy
                                   ----------------------------------
                                       Margaret F. Murphy, Partner